                                                                    EXHIBIT 10.1

                               FIRST AMENDMENT TO
                               COHO ENERGY, INC.
                  1993 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

         WHEREAS, the Board of Directors and the shareholders of Coho Energy, Inc., a Texas corporation (the "Company"), have approved the Company's 1993 Non-Employee Director Stock Option Plan (the "Plan"); and

         WHEREAS, the Board of Directors of the Company believes it to be in the best interest of the Company to amend the Plan to provide that the total number of shares of Common Stock, $.01 par value, of the Company with respect to which options may be granted under the Plan be increased to 170,000 shares.

                                  WITNESSETH:

         The first paragraph of Section 3 of the Plan shall be amended to read as follows in its entirety:

                 "The stock subject to the Options and other provisions of this Plan shall be shares of the Company's Common Stock, $.01 par value per share (the "Common Stock"). The total amount of the Common Stock with respect to which Options may be granted shall not exceed 170,000 shares in the aggregate; provided that the class and aggregate number of shares that may be subject to the Options granted hereunder shall be subject to adjustment in accordance with the provisions of Section 12 hereof. Such shares may be treasury shares or authorized but unissued shares."





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